Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics addresses a wide range of business practice issues. It does not attempt to address every issue that might arise but merely to state certain basic principles.

This Code applies to the employees, officers and directors of Voiceserve, Inc. and each of its subsidiaries (jointly, the "Company"). The Company expects all employees, officers and directors to conduct themselves according to the basic principles in this Code. Violations of the standards in this Code will be subject to appropriate disciplinary action.

1. Complying with Law

All employees, officers and directors should respect and comply with all applicable laws, rules and regulations of the U.S. and other countries, and the states, counties, cities, provinces and other jurisdictions, in which the Company conducts business. The Company does not expect everyone to know all the details of these laws, rules and regulations, but it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Certain laws or legal principles are particularly important. Among them are the prohibitions against "insider trading" applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company (or any other company) are not permitted to buy, sell or otherwise trade in the Company’s (or any other company’s) securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize it to trade in the Company’s securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading.

Particularly important too are the federal, state and local laws concerning labor and employment and the Company’s commitment to assuring equal employment opportunities for all in connection with the recruitment, hiring, training, compensation, development, promotion, demotion and termination of its employees, including officers, and providing a safe workplace that is free of sexual or any other inappropriate form of harassment.

2. Conflicts of Interest

All employees, officers and directors should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A "conflict of interest" exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans by the Company to directors and executive officers.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel, or consult the procedures described in this Code.

3. Corporate Opportunity

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises.

4. Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or those with whom the Company does business, except when disclosure is authorized by the Law Department as it deems required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Law Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be considered material by the securities markets or investors, or that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5. Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6. Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability and its insurance subsidiaries’ obligations to their insureds and beneficiaries. All Company assets should be used for legitimate business purposes.

7. Complaints

Complaints or concerns regarding questionable accounting or auditing matters or any other activities believed to be unlawful, contrary to Corporate Policy or otherwise improper may be reported to the Audit Committee of the Company's Board of Directors or to the non-management independent Directors confidentially and anonymously by calling the following telephone number:

011 44 208-136-6000

Call takers will create a record of all such calls and report them promptly to the Company's Audit Committee for its further review and handling as appropriate.

8. Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate supervisory personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, they may then contact either the Audit Committee of the Board of Directors of the Company or the Law Department of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, they may call the above-referenced toll-free hotline, and their confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

9. No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10. Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be fairly stated and accurate in all material respects and timely. Depending on their position with the Company, employees, officers or directors may be called upon to provide necessary information to assure that the Company’s public reports meet such requirements. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

11. Acknowledgment and Certification

All affected individuals are to certify at least once a year that they have read and thoroughly understand the requirements of the Company’s policy statement currently in effect on conflicts of interest and that neither they nor any members of their immediate family are now or have been since the date of their last certificate engaged in any activity that might create an actual or potential conflict of interest with the Company, and that they have similarly read and understand the Company’s Code of Business Conduct and Ethics and are unaware of any violations except as noted.

12. Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Governance and Nominating Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the exchange on which the Company’s shares of common stock are traded.